Exhibit 99.1
F.N.B. CORPORATION ANNOUNCES
BALANCE SHEET RESTRUCTURING AND EFFICIENCY INITIATIVES
Hermitage, PA – December 7, 2005 — F.N.B. Corporation (NYSE: FNB), a diversified financial services company headquartered in western Pennsylvania, today announced a repositioning of its balance sheet designed to further reduce exposure to an anticipated rise in rates and improve future net interest income levels. In addition, the Corporation has taken action to improve the efficiency of its customer service and will record non-recurring expenses related to severance and benefit costs.
As a result of these actions, the Corporation expects to incur approximately $11.2 million in after-tax charges, or $.19 per diluted share, in the fourth quarter of 2005.
“During our fourth quarter planning process, we have been focusing on strategies designed to improve our net interest margin,” commented Stephen Gurgovits, President and CEO of F.N.B. Corporation. “Faced with the prospects of continued increasing rates and a flat yield curve, management and the Board of Directors have taken these actions to enhance the Corporation’s financial profile and its future earnings potential. While these actions will result in a current charge to earnings, we believe the net future benefits outweigh the cost.”
The following is a summary of the actions:
First, the Corporation plans to dispose of approximately $570 million of available-for-sale, fixed-rate investment securities with an average yield of 4.13% and an average life of three years. Concurrently, $100 million of federal funds purchased, which reprice daily, will be retired at a current cost of 4.15%. The remaining $470 million will be reinvested in securities yielding approximately 4.90% and an average life of two years. In addition to providing cash flow for the funding of future loan originations from the Corporation’s expanding Pittsburgh markets and the new Florida loan production offices, this action will reduce interest rate risk and improve the net interest margin. By executing this repositioning, the Corporation expects to recognize an after-tax charge of approximately $9.5 million. At this time, the Corporation estimates that it will recover these costs through earnings over the ensuing three years. The balance sheet restructuring will likely have a minimal impact to the corporation’s stockholder equity as the decline in value of the investments is currently reflected in “accumulated other comprehensive income.”
Second, in the fourth quarter of 2004 F.N.B. received an acquirer’s stock in exchange for its minority interest in Sun Bancorp Inc. (Sun). Since the consummation of that transaction, the acquirer’s stock has declined in market value. Based on the lapse of time and consistent trend of lower trading prices, an “other than temporary” decrease in value may exist in the fourth quarter and, therefore, according to generally accepted accounting principles, would be marked to market. Based on trading price as of December 6, 2005, the change in valuation may result in an after-tax charge of approximately $0.8 million. The determination of the impairment and the related charge, if required, will occur on December 31, 2005, based on the closing price of the stock.
Finally, the Corporation anticipates recording an after-tax expense of approximately $0.9 million in the fourth quarter to account for severance costs related to staff reductions implemented as a result of improvements in its customer service model. This staff reduction is one of the expense reduction items discussed in the Corporation’s 3rd Quarter conference call. In addition, this amount includes early retirement and supplemental retirement benefit costs for former employees as well as other miscellaneous items of a non-recurring nature. The future after-tax benefit of these planned expense reductions totals $1.1 million on an annualized basis.

The Corporation projects that these actions will better position it to meet the challenges of increasing rates, support growth initiatives and enable it to be more competitive in today’s market. In addition, the Corporation projects that at December 31, 2005 it will comfortably maintain capital ratios above the “well capitalized” regulatory measures.
Due to the uncertainty of the exact charges related to these determinations, as interest rate and equity market values change daily, the Corporation is withdrawing its earnings guidance for the year 2005. The Corporation expects to provide 2006 earnings guidance during the 4th Quarter, 2005 earnings conference call, which is typically scheduled for the fourth week of January 2006.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA has total assets of $5.7 billion. F.N.B. is a leading provider of banking, wealth management, insurance and consumer finance services in western Pennsylvania and eastern Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) changes in the securities markets; or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
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CONTACTS:
MEDIA: Kathryn Lima
(724) 981-4318 or (724) 301-6984 (cell)
ANALYSTS/INSTITUTIONAL INVESTORS: John Waters
(239) 514-2643 or (239) 272-6495 (cell)
http://www.fnbcorporation.com